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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (Amendment No. 4)*




                          Alnylam Pharmaceuticals, Inc.
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                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02043Q107
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                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 02043Q107                    13G                     Page 2 of 5 Pages
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ITEM 1(A).    NAME OF ISSUER: Alnylam Pharmaceuticals, Inc. (the "Issuer")
              --------------

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------

              300 Third Street, Cambridge, Massachusetts 02142

ITEM 2(A).    NAME OF PERSONS FILING:
              ----------------------
              Abingworth Management Limited ("Abingworth Management"), Abingworth Bioventures III A L.P. ("ABV III A"), Abingworth Bioventures III B L.P. ("ABV III B"), Abingworth Bioventures III C L.P. ("ABV III C"), and Abingworth Bioventures III Executives L.P. ("ABV III Executives" and together with ABV III A, ABV III B and ABV III C, the "ABV III Funds"). The foregoing individuals are each a "Reporting Person" and collectively referred to as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The business address for each Reporting Person is c/o Abingworth Management Limited, Princess House, 38 Jermyn Street, London, England SW1Y 6DN.

ITEM 2(C).    CITIZENSHIP:
              -----------
              Abingworth Management is a corporation organized under the laws of England. ABV III A, ABV III B and ABV III C are limited partnerships organized under the laws of England. ABV III Executives is a limited partnership organized under the laws of Delaware.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $0.01 par value per share

ITEM 2(E).    CUSIP NUMBER:
              ------------
              02043Q107

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
              -----------------------------------------------------------------
              OR (C), CHECK WHETHER THE PERSON FILING IS A:
              --------------------------------------------
              Not applicable.

ITEM 4.       OWNERSHIP.
              ---------
              Not applicable.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Each of the Reporting Persons has ceased to be the beneficial owner of more than five percent (5%) of the Issuer's outstanding Common Stock.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------
              Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              ------------------------------------------------------------
              Not applicable.

                               Page 2 of 5 pages
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CUSIP No. 02043Q107                    13G                     Page 3 of 5 Pages
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ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ---------------------------------------------------------
              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              ------------------------------
              Not applicable.

ITEM 10.      CERTIFICATION.
              -------------
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.















                               Page 3 of 5 pages
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CUSIP No. 02043Q107                    13G                     Page 4 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2008


ABINGWORTH MANAGEMENT LIMITED


By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director

ABINGWORTH BIOVENTURES III A L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director


ABINGWORTH BIOVENTURES III B L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director


ABINGWORTH BIOVENTURES III C L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director


ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director

                               Page 4 of 5 pages
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CUSIP No. 02043Q107                    13G                     Page 5 of 5 Pages
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                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Alnylam Pharmaceuticals, Inc.

       Date:  February 7, 2008


ABINGWORTH MANAGEMENT LIMITED


By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director

ABINGWORTH BIOVENTURES III A L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director

ABINGWORTH BIOVENTURES III B L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director


ABINGWORTH BIOVENTURES III C L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director


ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By:      Abingworth Management Limited, its Manager

By:      /s/James Abell
         -------------------------------------
         Name:    James Abell
         Title:   Executive Director

                               Page 5 of 5 pages